EXHBIT 99.1

SUPPLEMENT
TO
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
to be held on January 27, 2016

The date of this Supplement is January 19, 2016.

On December 17, 2015, Nuance Communications, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement ”) relating to Nuance’s 2016 Annual Meeting of Stockholders. The Company has set January 27, 2016 as the date for the Annual Meeting of Stockholders. The meeting will be held at the Company’s office at 1198 East Arques Avenue, Sunnyvale, California at 2:00 p.m. local time. As previously disclosed, the record date for determining Company’s stockholders entitled to vote at the Annual Meeting of Stockholders has been fixed as the close of business on December 3, 2016. This Supplement supplements and amends the Proxy Statement in order to add information regarding Proposal 2, an amendment to the company’s 2000 Stock Plan (the “2000 Plan”).
After making the Proxy Statement available to stockholders, we were informed by Institutional Shareholder Services (“ISS”) that the proposal to amend the 2000 Plan received an unfavorable recommendation as determined by ISS. On January 19, 2016, after consideration of the ISS recommendation, the Company announced that its Board of Directors has approved an amendment to its 2000 Plan, to reduce the proposed increase in the number of shares subject to the plan from 2,000,000 to 1,300,000, which will result in a total of 73,900,000 shares of common stock being reserved for issuance under the 2000 Plan, but with no other changes to the amendment to the 2000 Plan as described in the Proxy Statement. The proposed 1,300,000 share increase will reduce the potential dilutive impact of the 2000 Plan on other stockholders as compared to the originally proposed 2,000,000 share increase.
One of the proposals being voted on at the 2016 Annual Meeting of Stockholders is the approval of the 2000 Stock Plan, as amended and restated to increase the total number of shares available for issuance under the plan to 73,900,000. The Company’s board of directors recommends that you vote, or give instruction to vote, “FOR” the 2000 Plan, as so amended.
Any vote “FOR” or “AGAINST” or “ABSTAIN” that has been previously made will be counted, respectively, as a vote “FOR” or “AGAINST” the 2000 Plan as described above and in the Proxy Statement. If any stockholder has previously voted and would like to change his or her vote on any matter, such stockholder may revoke his or her proxy before it is voted at the Annual Meeting of Stockholders by submission of a proxy bearing a later late in the manner set forth in the Proxy Statement.
A copy of this supplement to the Proxy Statement was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, dated January 19, 2016, and filed with the SEC on January 19, 2016. A copy of the amended and restated 2000 Plan was filed as Exhibit 10.1 to such Form 8-K and is incorporated herein by reference.